Exhibit 99.1

PART II

Item 8. Financial Statements and Supplementary Data.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
The Home Depot, Inc.:
We have audited the accompanying Consolidated Balance Sheets of The Home Depot, Inc. and subsidiaries as of February 1, 2015 and February 2, 2014, and the related Consolidated Statements of Earnings, Comprehensive Income, Stockholders’ Equity, and Cash Flows for each of the fiscal years in the three-year period ended February 1, 2015. These Consolidated Financial Statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these Consolidated Financial Statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of The Home Depot, Inc. and subsidiaries as of February 1, 2015 and February 2, 2014, and the results of their operations and their cash flows for each of the fiscal years in the three-year period ended February 1, 2015, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2 to the Consolidated Financial Statements, the accompanying Consolidated Financial Statements for each of the fiscal years in the three-year period ended February 1, 2015 have been retrospectively adjusted for a change in accounting principle to present shipping and handling costs from the Company's stores, locations or distribution centers to customers and for online fulfillment center costs within cost of sales.
/s/ KPMG LLP
Atlanta, Georgia
March 26, 2015, except as to Note 2 and the effects of the change in accounting principle described in Note 2, which is as of August 24, 2015.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

amounts in millions, except share and per share data	February 1, 2015	February 2, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,723	$1,929
Receivables, net	1,484	1,398
Merchandise Inventories	11,079	11,057
Other Current Assets	1,016	895
Total Current Assets	15,302	15,279
Property and Equipment, at cost	38,513	39,064
Less Accumulated Depreciation and Amortization	15,793	15,716
Net Property and Equipment	22,720	23,348
Goodwill	1,353	1,289
Other Assets	571	602
Total Assets	$39,946	$40,518
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-Term Debt	$290	$—
Accounts Payable	5,807	5,797
Accrued Salaries and Related Expenses	1,391	1,428
Sales Taxes Payable	434	396
Deferred Revenue	1,468	1,337
Income Taxes Payable	35	12
Current Installments of Long-Term Debt	38	33
Other Accrued Expenses	1,806	1,746
Total Current Liabilities	11,269	10,749
Long-Term Debt, excluding current installments	16,869	14,691
Other Long-Term Liabilities	1,844	2,042
Deferred Income Taxes	642	514
Total Liabilities	30,624	27,996
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.05; authorized: 10 billion shares; issued: 1.768 billion shares at February 1, 2015 and 1.761 billion shares at February 2, 2014; outstanding: 1.307 billion shares at February 1, 2015 and 1.380 billion shares at February 2, 2014	88	88
Paid-In Capital	8,885	8,402
Retained Earnings	26,995	23,180
Accumulated Other Comprehensive (Loss) Income	(452)	46
Treasury Stock, at cost, 461 million shares at February 1, 2015 and 381 million shares at February 2, 2014	(26,194)	(19,194)
Total Stockholders’ Equity	9,322	12,522
Total Liabilities and Stockholders’ Equity	$39,946	$40,518
See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS

	Fiscal Year Ended(1)
amounts in millions, except per share data	February 1, 2015	February 2, 2014	February 3, 2013
NET SALES	$83,176	$78,812	$74,754
Cost of Sales	54,787	51,897	49,359
GROSS PROFIT	28,389	26,915	25,395
Operating Expenses:
Selling, General and Administrative	16,280	16,122	16,062
Depreciation and Amortization	1,640	1,627	1,567
Total Operating Expenses	17,920	17,749	17,629
OPERATING INCOME	10,469	9,166	7,766
Interest and Other (Income) Expense:
Interest and Investment Income	(337)	(12)	(20)
Interest Expense	830	711	632
Other	—	—	(67)
Interest and Other, net	493	699	545
EARNINGS BEFORE PROVISION FOR INCOME TAXES	9,976	8,467	7,221
Provision for Income Taxes	3,631	3,082	2,686
NET EARNINGS	$6,345	$5,385	$4,535
Weighted Average Common Shares	1,338	1,425	1,499
BASIC EARNINGS PER SHARE	$4.74	$3.78	$3.03
Diluted Weighted Average Common Shares	1,346	1,434	1,511
DILUTED EARNINGS PER SHARE	$4.71	$3.76	$3.00
 —————

(1)	Fiscal years ended February 1, 2015 and February 2, 2014 include 52 weeks. Fiscal year ended February 3, 2013 includes 53 weeks.
See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended(1)
amounts in millions	February 1, 2015	February 2, 2014	February 3, 2013
Net Earnings	$6,345	$5,385	$4,535
Other Comprehensive (Loss) Income:
Foreign Currency Translation Adjustments	(510)	(329)	100
Cash Flow Hedges, net of tax	11	(12)	5
Other	1	(10)	(1)
Total Other Comprehensive (Loss) Income	(498)	(351)	104
COMPREHENSIVE INCOME	$5,847	$5,034	$4,639
 —————

(1)	Fiscal years ended February 1, 2015 and February 2, 2014 include 52 weeks. Fiscal year ended February 3, 2013 includes 53 weeks.
See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated Other Comprehensive Income (Loss)
	Common Stock		Paid-In Capital	Retained Earnings		Treasury Stock		Stockholders’ Equity
amounts in millions, except per share data	Shares	Amount				Shares	Amount
Balance, January 29, 2012	1,733	$87	$6,966	$17,246	$293	(196)	$(6,694)	$17,898
Net Earnings	—	—	—	4,535	—	—	—	4,535
Shares Issued Under Employee Stock Plans	21	1	678	—	—	—	—	679
Tax Effect of Stock-Based Compensation	—	—	82	—	—	—	—	82
Foreign Currency Translation Adjustments	—	—	—	—	100	—	—	100
Cash Flow Hedges, net of tax	—	—	—	—	5	—	—	5
Stock Options, Awards and Amortization of Restricted Stock	—	—	218	—	—	—	—	218
Repurchases of Common Stock	—	—	—	—	—	(74)	(4,000)	(4,000)
Cash Dividends ($1.16 per share)	—	—	—	(1,743)	—	—	—	(1,743)
Other	—	—	4	—	(1)	—	—	3
Balance, February 3, 2013	1,754	$88	$7,948	$20,038	$397	(270)	$(10,694)	$17,777
Net Earnings	—	—	—	5,385	—	—	—	5,385
Shares Issued Under Employee Stock Plans	7	—	103	—	—	—	—	103
Tax Effect of Stock-Based Compensation	—	—	123	—	—	—	—	123
Foreign Currency Translation Adjustments	—	—	—	—	(329)	—	—	(329)
Cash Flow Hedges, net of tax	—	—	—	—	(12)	—	—	(12)
Stock Options, Awards and Amortization of Restricted Stock	—	—	228	—	—	—	—	228
Repurchases of Common Stock	—	—	—	—	—	(111)	(8,500)	(8,500)
Cash Dividends ($1.56 per share)	—	—	—	(2,243)	—	—	—	(2,243)
Other	—	—	—	—	(10)	—	—	(10)
Balance, February 2, 2014	1,761	$88	$8,402	$23,180	$46	(381)	$(19,194)	$12,522
Net Earnings	—	—	—	6,345	—	—	—	6,345
Shares Issued Under Employee Stock Plans	7	—	122	—	—	—	—	122
Tax Effect of Stock-Based Compensation	—	—	136	—	—	—	—	136
Foreign Currency Translation Adjustments	—	—	—	—	(510)	—	—	(510)
Cash Flow Hedges, net of tax	—	—	—	—	11	—	—	11
Stock Options, Awards and Amortization of Restricted Stock	—	—	225	—	—	—	—	225
Repurchases of Common Stock	—	—	—	—	—	(80)	(7,000)	(7,000)
Cash Dividends ($1.88 per share)	—	—	—	(2,530)	—	—	—	(2,530)
Other	—	—	—	—	1	—	—	1
Balance, February 1, 2015	1,768	$88	$8,885	$26,995	$(452)	(461)	$(26,194)	$9,322

See accompanying Notes to Consolidated Financial Statements.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended(1)
amounts in millions	February 1, 2015	February 2, 2014	February 3, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$6,345	$5,385	$4,535
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,786	1,757	1,684
Stock-Based Compensation Expense	225	228	218
Gain on Sales of Investments	(323)	—	—
Goodwill Impairment	—	—	97
Changes in Assets and Liabilities, net of the effects of acquisitions:
Receivables, net	(81)	(15)	(143)
Merchandise Inventories	(124)	(455)	(350)
Other Current Assets	(199)	(5)	93
Accounts Payable and Accrued Expenses	244	605	698
Deferred Revenue	146	75	121
Income Taxes Payable	168	119	87
Deferred Income Taxes	159	(31)	107
Other Long-Term Liabilities	(152)	13	(180)
Other	48	(48)	8
Net Cash Provided by Operating Activities	8,242	7,628	6,975
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures, net of $217, $46 and $98 of non-cash capital expenditures in fiscal 2014, 2013 and 2012, respectively	(1,442)	(1,389)	(1,312)
Proceeds from Sales of Investments	323	—	—
Payments for Businesses Acquired, net	(200)	(206)	(170)
Proceeds from Sales of Property and Equipment	48	88	50
Net Cash Used in Investing Activities	(1,271)	(1,507)	(1,432)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-Term Borrowings, net	290	—	—
Proceeds from Long-Term Borrowings, net of discount	1,981	5,222	—
Repayments of Long-Term Debt	(39)	(1,289)	(32)
Repurchases of Common Stock	(7,000)	(8,546)	(3,984)
Proceeds from Sales of Common Stock	252	241	784
Cash Dividends Paid to Stockholders	(2,530)	(2,243)	(1,743)
Other Financing Activities	(25)	(37)	(59)
Net Cash Used in Financing Activities	(7,071)	(6,652)	(5,034)
Change in Cash and Cash Equivalents	(100)	(531)	509
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(106)	(34)	(2)
Cash and Cash Equivalents at Beginning of Year	1,929	2,494	1,987
Cash and Cash Equivalents at End of Year	$1,723	$1,929	$2,494
SUPPLEMENTAL DISCLOSURE OF CASH PAYMENTS MADE FOR:
Interest, net of interest capitalized	$782	$639	$617
Income Taxes	$3,435	$2,839	$2,482
 —————

(1)	Fiscal years ended February 1, 2015 and February 2, 2014 include 52 weeks. Fiscal year ended February 3, 2013 includes 53 weeks.
See accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Business, Consolidation and Presentation
The Home Depot, Inc. and its subsidiaries (the "Company") operate The Home Depot stores, which are full-service, warehouse-style stores averaging approximately 104,000 square feet of enclosed space, with approximately 24,000 additional square feet of outside garden area. The stores stock approximately 30,000 to 40,000 different kinds of building materials, home improvement supplies and lawn and garden products that are sold to do-it-yourself customers, do-it-for-me customers and professional customers. The Company also offers a significantly broader product assortment through its Home Depot, Home Decorators Collection and Blinds.com websites. At the end of fiscal 2014, the Company was operating 2,269 The Home Depot stores, which included 1,977 stores in the United States, including the Commonwealth of Puerto Rico and the territories of the U.S. Virgin Islands and Guam ("U.S."), 181 stores in Canada and 111 stores in Mexico. The Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.
Fiscal Year
The Company’s fiscal year is a 52- or 53-week period ending on the Sunday nearest to January 31. Fiscal years ended February 1, 2015 ("fiscal 2014") and February 2, 2014 ("fiscal 2013") include 52 weeks. The fiscal year ended February 3, 2013 ("fiscal 2012") includes 53 weeks.
Use of Estimates
Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in preparing these financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ from these estimates.
Fair Value of Financial Instruments
The carrying amounts of Cash and Cash Equivalents, Receivables, Short-Term Debt and Accounts Payable approximate fair value due to the short-term maturities of these financial instruments. The fair value of the Company’s Long-Term Debt is discussed in Note 12.
Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are carried at fair market value and consist primarily of money market funds.
Accounts Receivable
The Company has an agreement with a third-party service provider who directly extends credit to customers, manages the Company’s private label credit card program and owns the related receivables. The Company evaluated the third-party entities holding the receivables under the program and concluded that they should not be consolidated by the Company. The agreement with the third-party service provider expires in 2018, with the Company having the option, but no obligation, to purchase the receivables at the end of the agreement. The deferred interest charges incurred by the Company for its deferred financing programs offered to its customers are included in Cost of Sales. The interchange fees charged to the Company for the customers’ use of the cards and any profit sharing with the third-party service provider are included in Selling, General and Administrative expenses ("SG&A"). The sum of the three is referred to by the Company as "the cost of credit" of the private label credit card program.
In addition, certain subsidiaries of the Company extend credit directly to customers in the ordinary course of business. The receivables due from customers were $68 million and $57 million as of February 1, 2015 and February 2, 2014, respectively. The Company’s valuation reserve related to accounts receivable was not material to the Consolidated Financial Statements of the Company as of the end of fiscal 2014 or 2013.
Merchandise Inventories
The majority of the Company’s Merchandise Inventories are stated at the lower of cost (first-in, first-out) or market, as determined by the retail inventory method. As the inventory retail value is adjusted regularly to reflect market conditions, the inventory valued using the retail method approximates the lower of cost or market. Certain subsidiaries, including retail operations in Canada and Mexico, and distribution centers, record Merchandise Inventories at the lower of cost or market, as determined by a cost method. These Merchandise Inventories represent approximately 26% of the total Merchandise Inventories balance. The Company evaluates the inventory valued using a cost method at the end of each quarter to ensure that it is carried at the lower of cost or market. The valuation allowance for Merchandise Inventories valued under a cost method was not material to the Consolidated Financial Statements of the Company as of the end of fiscal 2014 or 2013.
Independent physical inventory counts or cycle counts are taken on a regular basis in each store and distribution center to ensure that amounts reflected in the accompanying Consolidated Financial Statements for Merchandise Inventories are properly stated. During the period between physical inventory counts in stores, the Company accrues for estimated losses related to shrink on a store-by-store basis based on recent shrink results and current trends in the business. Shrink (or in the case of excess inventory, "swell") is the difference between the recorded amount of inventory and the physical inventory. Shrink may occur due to theft, loss, inaccurate records for the receipt of inventory or deterioration of goods, among other things.
Income Taxes
Income taxes are accounted for under the asset and liability method. The Company provides for federal, state and foreign income taxes currently payable, as well as for those deferred due to timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in income tax rates is recognized as income or expense in the period that includes the enactment date.
The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
The Company and its eligible subsidiaries file a consolidated U.S. federal income tax return. Non-U.S. subsidiaries and certain U.S. subsidiaries, which are consolidated for financial reporting purposes, are not eligible to be included in the Company’s consolidated U.S. federal income tax return. Separate provisions for income taxes have been determined for these entities. The Company intends to reinvest substantially all of the unremitted earnings of its non-U.S. subsidiaries and postpone their remittance indefinitely. Accordingly, no provision for U.S. income taxes on these earnings was recorded in the accompanying Consolidated Statements of Earnings.
Depreciation and Amortization
The Company’s Buildings, Furniture, Fixtures and Equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold Improvements are amortized using the straight-line method over the original term of the lease or the useful life of the improvement, whichever is shorter. The Company’s Property and Equipment is depreciated using the following estimated useful lives:

Life
Buildings	5 – 45 years
Furniture, Fixtures and Equipment	2 – 20 years
Leasehold Improvements	5 – 45 years
Capitalized Software Costs
The Company capitalizes certain costs related to the acquisition and development of software and amortizes these costs using the straight-line method over the estimated useful life of the software, which is three to six years. Certain development costs not meeting the criteria for capitalization are expensed as incurred.
Revenues
The Company recognizes revenue, net of estimated returns and sales tax, at the time the customer takes possession of merchandise or receives services. The liability for sales returns is estimated based on historical return levels. When the Company receives payment from customers before the customer has taken possession of the merchandise or the service has been performed, the amount received is recorded as Deferred Revenue in the accompanying Consolidated Balance Sheets until the sale or service is complete. The Company also records Deferred Revenue for the sale of gift cards and recognizes this revenue upon the redemption of gift cards in Net Sales. Gift card breakage income is recognized based upon historical redemption patterns and represents the balance of gift cards for which the Company believes the likelihood of redemption by the customer is remote. During fiscal 2014, 2013 and 2012, the Company recognized $32 million, $30 million and $33 million, respectively, of gift card breakage income. This income is included in the accompanying Consolidated Statements of Earnings as a reduction in SG&A.
Services Revenue
Net Sales include services revenue generated through a variety of installation, home maintenance and professional service programs. In these programs, the customer selects and purchases material for a project, and the Company provides or arranges professional installation. These programs are offered through the Company’s stores and in-home sales programs. Under certain programs, when the Company provides or arranges the installation of a project and the subcontractor provides material as part of the installation, both the material and labor are included in services revenue. The Company recognizes this revenue when the service for the customer is complete.
All payments received prior to the completion of services are recorded in Deferred Revenue in the accompanying Consolidated Balance Sheets. Services revenue was $3.8 billion, $3.5 billion and $3.2 billion for fiscal 2014, 2013 and 2012, respectively.
Self-Insurance
The Company is self-insured for certain losses related to general liability (including product liability), workers’ compensation, employee group medical and automobile claims. The expected ultimate cost for claims incurred as of the balance sheet date is not discounted and is recognized as a liability. The expected ultimate cost of claims is estimated based upon analysis of historical data and actuarial estimates. The Company maintains network security and privacy liability insurance coverage to limit the Company's exposure to losses such as those that may be caused by a significant compromise or breach of the Company's data security. This coverage is discussed further in Note 14.
Prepaid Advertising
Television and radio advertising production costs, along with media placement costs, are expensed when the advertisement first appears. Amounts included in Other Current Assets in the accompanying Consolidated Balance Sheets relating to prepayments of production costs for print and broadcast advertising as well as sponsorship promotions were not material at the end of fiscal 2014 and 2013.
Vendor Allowances
Vendor allowances primarily consist of volume rebates that are earned as a result of attaining certain purchase levels and advertising co-op allowances for the promotion of vendors’ products that are typically based on guaranteed minimum amounts with additional amounts being earned for attaining certain purchase levels. These vendor allowances are accrued as earned, with those allowances received as a result of attaining certain purchase levels accrued over the incentive period based on estimates of purchases.
Volume rebates and certain advertising co-op allowances earned are initially recorded as a reduction in Merchandise Inventories and a subsequent reduction in Cost of Sales when the related product is sold. Certain advertising co-op allowances that are reimbursements of specific, incremental and identifiable costs incurred to promote vendors’ products are recorded as an offset against advertising expense. In fiscal 2014, 2013 and 2012, gross advertising expense was $884 million, $865 million and $831 million, respectively, and is included in SG&A. Specific, incremental and identifiable advertising co-op allowances were $125 million, $114 million and $85 million for fiscal 2014, 2013 and 2012, respectively, and are recorded as an offset to advertising expense in SG&A.
Cost of Sales
Cost of Sales includes the actual cost of merchandise sold and services performed, the cost of transportation of merchandise from vendors to the Company’s stores, locations or customers, shipping and handling costs from the Company’s stores, locations or distribution centers to customers, the operating cost of the Company’s sourcing and distribution network, online fulfillment center costs and the cost of deferred interest programs offered through the Company’s private label credit card program.

Impairment of Long-Lived Assets
The Company evaluates its long-lived assets each quarter for indicators of potential impairment. Indicators of impairment include current period losses combined with a history of losses, management’s decision to relocate or close a store or other location before the end of its previously estimated useful life or when changes in other circumstances indicate the carrying amount of an asset may not be recoverable. The evaluation for long-lived assets is performed at the lowest level of identifiable cash flows, which is generally the individual store level.
The assets of a store with indicators of impairment are evaluated by comparing its undiscounted cash flows with its carrying value. The estimate of cash flows includes management’s assumptions of cash inflows and outflows directly resulting from the use of those assets in operations, including gross margin on Net Sales, payroll and related items, occupancy costs, insurance allocations and other costs to operate a store. If the carrying value is greater than the undiscounted cash flows, an impairment loss is recognized for the difference between the carrying value and the estimated fair market value. Impairment losses are recorded as a component of SG&A in the accompanying Consolidated Statements of Earnings. When a leased location closes, the Company also recognizes in SG&A the net present value of future lease obligations less estimated sublease income. The Company recorded impairments and lease obligation costs on closings and relocations in the ordinary course of business, as well as for the closing of seven stores in China in fiscal 2012, which were not material to the Consolidated Financial Statements in fiscal 2014, 2013 or 2012.
Goodwill and Other Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired. The Company does not amortize goodwill but does assess the recoverability of goodwill in the third quarter of each fiscal year, or more often if indicators warrant, by determining whether the fair value of each reporting unit supports its carrying value. Each year the Company may assess qualitative factors to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount as a basis for determining whether it is necessary to complete quantitative impairment assessments, with a quantitative assessment completed at least once every three years. The Company's most recent quantitative assessment was completed in fiscal 2013.
In fiscal 2014, the Company completed its annual assessment of the recoverability of goodwill for its U.S., Canada and Mexico reporting units. The Company performed qualitative assessments, concluding that the fair value of the reporting units was not more likely than not less than the carrying value. In fiscal 2012, the Company recorded a charge of $97 million to impair all of the goodwill associated with its former China reporting unit. There were no impairment charges related to the remaining goodwill for fiscal 2014, 2013 or 2012.
The Company amortizes the cost of other intangible assets over their estimated useful lives, which range up to ten years, unless such lives are deemed indefinite. Intangible assets with indefinite lives are tested in the third quarter of each fiscal year for impairment, or more often if indicators warrant. There were no impairment charges related to other intangible assets for fiscal 2014, 2013 or 2012.
Stock-Based Compensation
The per share weighted average fair value of stock options granted during fiscal 2014, 2013 and 2012 was $14.13, $13.10 and $9.86, respectively. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal Year Ended
	February 1, 2015	February 2, 2014	February 3, 2013
Risk-free interest rate	1.7%	0.8%	1.2%
Assumed volatility	22.7%	26.3%	27.0%
Assumed dividend yield	2.3%	2.2%	2.3%
Assumed lives of options	5 years	5 years	5 years
Derivatives
The Company uses derivative financial instruments from time to time in the management of its interest rate exposure on long-term debt and its exposure on foreign currency fluctuations. The Company accounts for its derivative financial instruments in accordance with the Financial Accounting Standards Board Accounting Standards Codification ("FASB ASC") Subtopic 815-10. The fair value of the Company’s derivative financial instruments is discussed in Note 12.

Comprehensive Income
Comprehensive Income includes Net Earnings adjusted for certain gains and losses that are excluded from Net Earnings under U.S. generally accepted accounting principles. Adjustments to Net Earnings and Accumulated Other Comprehensive Income consist primarily of foreign currency translation adjustments.
Foreign Currency Translation
Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange on the last day of the reporting period. Revenues and expenses are generally translated using average exchange rates for the period and equity transactions are translated using the actual rate on the day of the transaction.
Segment Information
The Company operates within a single reportable segment primarily within North America. Net Sales for the Company outside the U.S. were $8.5 billion, $8.5 billion and $8.4 billion for fiscal 2014, 2013 and 2012, respectively. Long-lived assets outside the U.S. totaled $2.5 billion and $2.9 billion as of February 1, 2015 and February 2, 2014, respectively.
The following table presents the Net Sales of each major product category (and related services) for each of the last three fiscal years (dollar amounts in millions):

Product Category	Fiscal Year Ended
	February 1, 2015		February 2, 2014		February 3, 2013
	Net Sales	% of Net Sales	Net Sales	% of Net Sales	Net Sales	% of Net Sales
Kitchen	$8,403	10.1%	$7,978	10.1%	$7,022	9.4%
Indoor Garden	7,550	9.1	7,176	9.1	6,907	9.2
Paint	7,300	8.8	7,026	8.9	6,764	9.0
Outdoor Garden	6,394	7.7	6,154	7.8	5,958	8.0
Building Materials	6,055	7.3	5,729	7.3	5,594	7.5
Lumber	6,050	7.3	5,814	7.4	5,454	7.3
Flooring	5,986	7.2	5,734	7.3	5,469	7.3
Plumbing	5,740	6.9	5,437	6.9	5,126	6.9
Electrical	5,648	6.8	5,360	6.8	5,036	6.7
Tools	5,384	6.5	4,876	6.2	4,533	6.1
Hardware	4,974	6.0	4,718	6.0	4,580	6.1
Millwork	4,694	5.6	4,386	5.6	4,281	5.7
Bath	3,923	4.7	3,706	4.7	3,552	4.8
Décor	2,576	3.1	2,346	3.0	2,225	3.0
Lighting	2,499	3.0	2,372	3.0	2,253	3.0
Total	$83,176	100.0%	$78,812	100.0%	$74,754	100.0%
Note: Certain percentages may not sum to totals due to rounding.
Reclassifications
Certain amounts in prior fiscal years have been reclassified to conform with the presentation adopted in the current fiscal year. See Note 2 to the Consolidated Financial Statements included in this report.

2.	CHANGE IN ACCOUNTING POLICY
During the first quarter of fiscal 2015, the Company changed its accounting policy for shipping and handling costs from the Company's stores, locations or distribution centers to customers and for online fulfillment center costs. Under the new accounting policy, these costs are included in Cost of Sales, whereas they were previously included in Operating Expenses. Including these expenses in Cost of Sales better aligns these costs with the related revenue in the gross profit calculation. This change in accounting policy has been applied retrospectively.
The Consolidated Statements of Earnings for fiscal 2014, 2013 and 2012 have been reclassified to reflect this change in accounting policy. The impact of this reclassification was an increase of $565 million, $475 million and $447 million to Cost of Sales for fiscal 2014, 2013 and 2012, respectively, and a corresponding decrease to Operating Expenses in the same periods. This reclassification had no impact on Net Sales, Operating Income, Net Earnings or Earnings per Share.
3. INVESTMENT IN HD SUPPLY HOLDINGS, INC.
At the end of fiscal 2013, the Company owned 16.3 million shares of HD Supply Holdings, Inc. ("HD Supply") common stock, which represented approximately 8% of the shares of HD Supply common stock outstanding. This investment is accounted for using the cost method, as there are significant restrictions in place on the Company's ability to sell or transfer its HD Supply shares. The restrictions are controlled by the three largest shareholders of HD Supply (the "Principal Shareholders") for so long as they continue to own a certain portion of their original holdings of HD Supply. The carrying value of the HD Supply shares was impaired by the Company to a zero cost basis in fiscal 2009.
In the first quarter of fiscal 2014, the Principal Shareholders elected to sell shares of HD Supply common stock in a secondary public offering (the "May Offering"). Under the terms of a registration rights agreement among the Company, HD Supply and the Principal Shareholders (the "Registration Rights Agreement"), the Company had the right to include a portion of its shares in the May Offering and elected to do so. During the third and fourth quarters of fiscal 2014, two of the Principal Shareholders again elected to sell shares of HD Supply common stock in secondary public offerings, and the Company again exercised its rights under the Registration Rights Agreement to include a portion of its shares in these offerings. As a result of all of these offerings (including an overallotment option exercised during the second quarter of fiscal 2014 by the underwriters of the May Offering), the Company sold 12.2 million shares of HD Supply common stock in fiscal 2014, for which it received $323 million of proceeds and recognized a corresponding gain in fiscal 2014.
The total pretax gain of $323 million is included in Interest and Investment Income in the accompanying Consolidated Statements of Earnings for fiscal 2014. The remaining 4.1 million shares owned by the Company, which represent approximately 2% of the shares of HD Supply common stock outstanding, continue to be accounted for using the cost method as the restrictions on these shares remain in place.
4. PROPERTY AND LEASES
Property and Equipment as of February 1, 2015 and February 2, 2014 consisted of the following (amounts in millions):

	February 1, 2015	February 2, 2014
Property and Equipment, at cost:
Land	$8,243	$8,375
Buildings	17,759	17,950
Furniture, Fixtures and Equipment	9,602	10,107
Leasehold Improvements	1,419	1,388
Construction in Progress	585	548
Capital Leases	905	696
	38,513	39,064
Less Accumulated Depreciation and Amortization	15,793	15,716
Net Property and Equipment	$22,720	$23,348
The Company leases certain retail locations, office space, warehouse and distribution space, equipment and vehicles. While most of the leases are operating leases, certain locations and equipment are leased under capital leases. As leases expire, it can be expected that in the normal course of business certain leases will be renewed or replaced.

Certain lease agreements include escalating rents over the lease terms. The Company expenses rent on a straight-line basis over the lease term, which commences on the date the Company has the right to control the property. The cumulative expense recognized on a straight-line basis in excess of the cumulative payments is included in Other Accrued Expenses and Other Long-Term Liabilities in the accompanying Consolidated Balance Sheets.
Total rent expense, net of minor sublease income, for fiscal 2014, 2013 and 2012 was $918 million, $905 million and $849 million, respectively. Certain store leases also provide for contingent rent payments based on percentages of sales in excess of specified minimums. Contingent rent expense for fiscal 2014, 2013 and 2012 was approximately $7 million, $5 million and $4 million, respectively. Real estate taxes, insurance, maintenance and operating expenses applicable to the leased property are obligations of the Company under the lease agreements.
The approximate future minimum lease payments under capital and all other leases at February 1, 2015 were as follows (amounts in millions):

Fiscal Year	Capital Leases	Operating Leases
2015	$113	$893
2016	111	817
2017	108	737
2018	101	638
2019	97	561
Thereafter through 2097	880	4,059
	1,410	$7,705
Less imputed interest	726
Net present value of capital lease obligations	684
Less current installments	36
Long-term capital lease obligations, excluding current installments	$648
Short-term and long-term obligations for capital leases are included in the accompanying Consolidated Balance Sheets in Current Installments of Long-Term Debt and Long-Term Debt, respectively. The assets under capital leases recorded in Property and Equipment, net of amortization, totaled $557 million and $374 million at February 1, 2015 and February 2, 2014, respectively.
5. DEBT
The Company has commercial paper programs that allow for borrowings up to $2.0 billion. In connection with the programs, the Company has a back-up credit facility with a consortium of banks for borrowings up to $2.0 billion. In December 2014, the Company replaced its back-up credit facility, which was scheduled to expire in July 2017, with a new, substantially identical $2.0 billion credit facility. The new credit facility expires in December 2019 and contains various restrictive covenants. At February 1, 2015, the Company was in compliance with all of the covenants, and they are not expected to impact the Company’s liquidity or capital resources.
At February 1, 2015, there were $290 million of borrowings outstanding under the commercial paper programs and no borrowings outstanding under the related credit facility. All of the Company's short-term borrowings in fiscal 2014 were under these commercial paper programs. For the fiscal year ended February 1, 2015, the maximum amount outstanding at any month-end was $290 million, the average daily short-term borrowings were $20 million and the weighted average interest rate was 0.13%. There were no borrowings under the commercial paper programs or the related credit facility in fiscal 2013.

The Company’s Long-Term Debt at the end of fiscal 2014 and 2013 consisted of the following (amounts in millions):

	February 1, 2015	February 2, 2014
5.40% Senior Notes; due March 1, 2016; interest payable semi-annually on March 1 and September 1	$3,026	$3,042
2.25% Senior Notes; due September 10, 2018; interest payable semi-annually on March 10 and September 10	1,157	1,148
2.00% Senior Notes; due June 15, 2019; interest payable semi-annually on June 15 and December 15	996	—
3.95% Senior Notes; due September 15, 2020; interest payable semi-annually on March 15 and September 15	524	501
4.40% Senior Notes; due April 1, 2021; interest payable semi-annually on April 1 and October 1	999	999
2.70% Senior Notes; due April 1, 2023; interest payable semi-annually on April 1 and October 1	999	998
3.75% Senior Notes; due February 15, 2024; interest payable semi-annually on February 15 and August 15	1,095	1,094
5.875% Senior Notes; due December 16, 2036; interest payable semi-annually on June 16 and December 16	2,963	2,962
5.40% Senior Notes; due September 15, 2040; interest payable semi-annually on March 15 and September 15	499	499
5.95% Senior Notes; due April 1, 2041; interest payable semi-annually on April 1 and October 1	996	996
4.20% Senior Notes; due April 1, 2043; interest payable semi-annually on April 1 and October 1	996	996
4.875% Senior Notes; due February 15, 2044; interest payable semi-annually on February 15 and August 15	985	985
4.40% Senior Notes; due March 15, 2045; interest payable semi-annually on March 15 and September 15	985	—
Capital Lease Obligations; payable in varying installments through January 31, 2055	684	499
Other	3	5
Total debt	16,907	14,724
Less current installments	38	33
Long-Term Debt, excluding current installments	$16,869	$14,691
In June 2014, the Company issued $1.0 billion of 2.00% senior notes due June 15, 2019 (the "2019 notes") at a discount of $4 million and $1.0 billion of 4.40% senior notes due March 15, 2045 (the "2045 notes") at a discount of $15 million (together, the "June 2014 issuance"). Interest on the 2019 notes is due semi-annually on June 15 and December 15 of each year, beginning December 15, 2014. Interest on the 2045 notes is due semi-annually on March 15 and September 15 of each year, beginning September 15, 2014. The net proceeds of the June 2014 issuance were used for general corporate purposes, including repurchases of shares of the Company's common stock. The $19 million discount associated with the June 2014 issuance is being amortized over the term of the notes using the effective interest rate method. Issuance costs associated with the June 2014 issuance were approximately $14 million and are being amortized over the term of the notes.
In September 2013, the Company issued $1.15 billion of 2.25% senior notes due September 10, 2018 (the "2018 notes") at a discount of $1 million, $1.1 billion of 3.75% senior notes due February 15, 2024 (the "2024 notes") at a discount of $6 million and $1.0 billion of 4.875% senior notes due February 15, 2044 (the "2044 notes") at a discount of $15 million (together, the "September 2013 issuance"). Interest on the 2018 notes is due semi-annually on March 10 and September 10 of each year, beginning March 10, 2014. Interest on the 2024 notes and the 2044 notes is due semi-annually on February 15 and August 15 of each year, beginning February 15, 2014. The net proceeds of the September 2013 issuance were used for general corporate purposes, including repayment of the Company's $1.25 billion 5.25% senior notes that matured December 16, 2013 and repurchases of shares of the Company's common stock. The $22 million discount associated with the September 2013 issuance is being amortized over the term of the notes using the effective interest rate method. Issuance costs associated with the September 2013 issuance were approximately $19 million and are being amortized over the term of the notes.
In April 2013, the Company issued $1.0 billion of 2.70% senior notes due April 1, 2023 at a discount of $2 million and $1.0 billion of 4.20% senior notes due April 1, 2043 at a discount of $4 million (together, the "April 2013 issuance"). Interest on these notes is due semi-annually on April 1 and October 1 of each year, beginning October 1, 2013. The net proceeds of the April 2013 issuance were used for general corporate purposes, including repurchases of shares of the Company's common stock. The $6 million discount associated with the April 2013 issuance is being amortized over the term of the notes using the effective interest rate method. Issuance costs associated with the April 2013 issuance were approximately $15 million and are being amortized over the term of the notes.
The Company's senior notes may be redeemed by the Company at any time, in whole or in part, at the redemption price plus accrued interest up to the redemption date. The redemption price is equal to the greater of (1) 100% of the principal amount of the notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal and interest to the Par Call Date, as defined in the respective notes. Additionally, if a Change in Control Triggering Event occurs, as defined in each of the outstanding notes except for the 5.40% senior notes due March 1, 2016 (the "2016 notes"), holders of all notes other than the 2016 notes have the right to require the Company to redeem those notes at 101% of the aggregate principal amount of the notes plus accrued interest up to the redemption date. The Company is generally not limited under the indentures governing the notes in its ability to incur additional indebtedness or required to maintain financial ratios or specified levels of net worth or liquidity. Further, while the indentures governing the notes contain various restrictive covenants, none are expected to impact the Company’s liquidity or capital resources.
In November 2013, the Company entered into an interest rate swap that expires on September 10, 2018, with a notional amount of $500 million, accounted for as a fair value hedge, that swaps fixed rate interest on the 2018 notes for variable interest equal to LIBOR plus 88 basis points. At February 1, 2015, the approximate fair value of this agreement was an asset of $8 million, which is the estimated amount the Company would have received to settle the agreement and is included in Other Assets in the accompanying Consolidated Balance Sheets.
Also in November 2013, the Company entered into an interest rate swap that expires on September 15, 2020, with a notional amount of $500 million, accounted for as a fair value hedge, that swaps fixed rate interest on the Company’s 3.95% senior notes due September 15, 2020 for variable interest equal to LIBOR plus 183 basis points. At February 1, 2015, the approximate fair value of this agreement was an asset of $25 million, which is the estimated amount the Company would have received to settle the agreement and is included in Other Assets in the accompanying Consolidated Balance Sheets.
At February 1, 2015, the Company had an outstanding interest rate swap that expires on March 1, 2016, with a notional amount of $500 million, accounted for as a fair value hedge, that swaps fixed rate interest on the Company’s 5.40% senior notes due March 1, 2016 for variable interest equal to LIBOR plus 300 basis points. At February 1, 2015, the approximate fair value of this agreement was an asset of $19 million, which is the estimated amount the Company would have received to settle the agreement and is included in Other Assets in the accompanying Consolidated Balance Sheets.
During fiscal 2013, the Company had outstanding interest rate swaps, accounted for as fair value hedges, with a notional amount of $1.25 billion that swapped fixed rate interest on the Company’s $1.25 billion 5.25% senior notes that expired when the notes were repaid on December 16, 2013.
At February 1, 2015, the Company had outstanding cross currency swap agreements with a notional amount of $676 million, accounted for as cash flow hedges, to hedge foreign currency fluctuations on certain intercompany debt. At February 1, 2015, the approximate fair value of these agreements was an asset of $72 million, which is the estimated amount the Company would have received to settle the agreements.
Interest Expense in the accompanying Consolidated Statements of Earnings is net of interest capitalized of $2 million, $2 million and $3 million in fiscal 2014, 2013 and 2012, respectively. Maturities of Long-Term Debt are $38 million for fiscal 2015, $3.1 billion for fiscal 2016, $37 million for fiscal 2017, $1.2 billion for fiscal 2018, $1.0 billion for fiscal 2019 and $11.5 billion thereafter.

6. ACCELERATED SHARE REPURCHASE AGREEMENTS
The Company enters into an Accelerated Share Repurchase ("ASR") agreement from time to time with a third-party financial institution to repurchase shares of the Company's common stock. Under the ASR agreement, the Company pays a specified amount to the financial institution and receives an initial delivery of shares. This initial delivery of shares represents the minimum number of shares that the Company may receive under the agreement. Upon settlement of the ASR agreement, the financial institution delivers additional shares, with the final number of shares delivered determined with reference to the volume weighted average price per share of the Company's common stock over the term of the agreement, less a negotiated discount. The transactions are accounted for as equity transactions and are included in Treasury Stock when the shares are received, at which time there is an immediate reduction in the weighted average common shares calculation for basic and diluted earnings per share.
The following table provides the terms for each of the ASR agreements the Company entered into during the last three fiscal years. Each of these agreements followed the structure outlined above (amounts in millions):

Agreement Date	Settlement Date	Amount	Initial Shares Delivered	Additional Shares Delivered	Total Shares Delivered
Q1 2012	Q2 2012	$1,000	17.2	2.8	20.0
Q2 2012	Q3 2012	1,400	21.5	5.6	27.1
Q3 2012	Q4 2012	650	9.3	1.5	10.8
Q1 2013	Q2 2013	1,500	18.1	2.1	20.2
Q2 2013	Q3 2013	1,700	19.6	2.4	22.0
Q3 2013	Q4 2013	1,500	16.4	3.4	19.8
Q4 2013	Q4 2013	1,500	15.0	3.9	18.9
Q1 2014	Q1 2014	950	9.5	2.6	12.1
Q2 2014	Q3 2014	1,750	16.9	4.5	21.4
Q1 2015(1)	TBD	$850	7.0	TBD	TBD
 —————

(1)
The final number of shares delivered upon settlement of the agreement will be determined with reference to the volume weighted average price per share of the Company's common stock over the term of the agreement, less a negotiated discount.

TBD - To Be Determined

7. INCOME TAXES
The components of Earnings before Provision for Income Taxes for fiscal 2014, 2013 and 2012 were as follows (amounts in millions):

	Fiscal Year Ended
	February 1, 2015	February 2, 2014	February 3, 2013
United States	$9,217	$7,770	$6,677
Foreign	759	697	544
Total	$9,976	$8,467	$7,221
The Provision for Income Taxes consisted of the following (amounts in millions):

	Fiscal Year Ended
	February 1, 2015	February 2, 2014	February 3, 2013
Current:
Federal	$2,884	$2,503	$2,060
State	373	346	302
Foreign	258	265	230
	3,515	3,114	2,592
Deferred:
Federal	127	(12)	114
State	(11)	4	1
Foreign	—	(24)	(21)
	116	(32)	94
Total	$3,631	$3,082	$2,686
The Company’s combined federal, state and foreign effective tax rates for fiscal 2014, 2013 and 2012 were approximately 36.4%, 36.4% and 37.2%, respectively.
The reconciliation of the Provision for Income Taxes at the federal statutory rate of 35% to the actual tax expense for the applicable fiscal years was as follows (amounts in millions):

	Fiscal Year Ended
	February 1, 2015	February 2, 2014	February 3, 2013
Income taxes at federal statutory rate	$3,492	$2,964	$2,527
State income taxes, net of federal income tax benefit	235	227	197
Other, net	(96)	(109)	(38)
Total	$3,631	$3,082	$2,686

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of February 1, 2015 and February 2, 2014 were as follows (amounts in millions):

	February 1, 2015	February 2, 2014
Assets:
Deferred compensation	$272	$252
Accrued self-insurance liabilities	440	447
State income taxes	121	117
Non-deductible reserves	283	275
Capital loss carryover	—	104
Net operating losses	45	66
Impairment of investment	30	120
Other	279	281
Total Deferred Tax Assets	1,470	1,662
Valuation Allowance	(6)	(26)
Total Deferred Tax Assets after Valuation Allowance	1,464	1,636

Liabilities:
Inventory	(61)	(97)
Property and equipment	(1,156)	(1,236)
Goodwill and other intangibles	(161)	(150)
Other	(234)	(138)
Total Deferred Tax Liabilities	(1,612)	(1,621)
Net Deferred Tax (Liabilities) Assets	$(148)	$15
Current deferred tax assets and current deferred tax liabilities are netted by tax jurisdiction and noncurrent deferred tax assets and noncurrent deferred tax liabilities are netted by tax jurisdiction, and are included in the accompanying Consolidated Balance Sheets as follows (amounts in millions):

	February 1, 2015	February 2, 2014
Other Current Assets	$444	$482
Other Assets	51	49
Other Accrued Expenses	(1)	(2)
Deferred Income Taxes	(642)	(514)
Net Deferred Tax (Liabilities) Assets	$(148)	$15
The Company believes that the realization of the deferred tax assets is more likely than not, based upon the expectation that it will generate the necessary taxable income in future periods, and except for certain net operating losses discussed below, no valuation reserves have been provided.
At February 1, 2015, the Company had state and foreign net operating loss carryforwards available to reduce future taxable income, expiring at various dates beginning in 2015 to 2034. Management has concluded that it is more likely than not that the tax benefits related to the state net operating losses will be realized. However, it is unlikely that the Company will be able to utilize certain foreign net operating losses. Therefore, a valuation allowance has been provided to reduce the deferred tax asset related to foreign net operating losses to an amount that is more likely than not to be realized. Total valuation allowances related to foreign net operating losses at February 1, 2015 and February 2, 2014 were $6 million and $26 million, respectively.

The Company has not provided for deferred income taxes on approximately $3.4 billion of undistributed earnings of international subsidiaries because of its intention to indefinitely reinvest these earnings outside the U.S. The determination of the amount of the unrecognized deferred income tax liability related to the undistributed earnings is not practicable; however, unrecognized foreign income tax credits would be available to reduce a portion of this liability.
The Company’s income tax returns are routinely examined by domestic and foreign tax authorities. The Company is currently appealing certain proposed Internal Revenue Service examination adjustments for fiscal years 2005 through 2007. The Company's U.S. federal tax returns for fiscal years 2008 through 2012 are currently under examination by the IRS. There are also ongoing U.S. state and local and other foreign audits covering fiscal years 2005 through 2013. The Company does not expect the results from any income tax audit to have a material impact on the Company’s consolidated financial condition, results of operations, or cash flows.
Over the next twelve months, it is reasonably possible that the resolution of federal and state tax examinations could reduce the Company's unrecognized tax benefits by $270 million. Final settlement of these audit issues may result in payments that are more or less than this amount, but the Company does not anticipate the resolution of these matters will result in a material change to its consolidated financial position or results of operations.
Reconciliations of the beginning and ending amount of gross unrecognized tax benefits for fiscal 2014, 2013 and 2012 were as follows (amounts in millions):

	February 1, 2015	February 2, 2014	February 3, 2013
Unrecognized tax benefits balance at beginning of fiscal year	$790	$638	$621
Additions based on tax positions related to the current year	179	160	37
Additions for tax positions of prior years	34	52	92
Reductions for tax positions of prior years	(212)	(41)	(15)
Reductions due to settlements	(7)	(12)	(94)
Reductions due to lapse of statute of limitations	(19)	(7)	(3)
Unrecognized tax benefits balance at end of fiscal year	$765	$790	$638
The amount of unrecognized tax benefits that if recognized would affect the annual effective income tax rate on Net Earnings was $318 million, $344 million and $314 million as of February 1, 2015, February 2, 2014 and February 3, 2013, respectively.
Net adjustments to accruals for interest and penalties associated with uncertain tax positions resulted in expenses of $2 million, $7 million and $15 million in fiscal 2014, 2013 and 2012, respectively. Total accrued interest and penalties as of February 1, 2015 and February 2, 2014 were $104 million and $101 million, respectively. Interest and penalties are included in Interest Expense and SG&A, respectively, in the accompanying Consolidated Statements of Earnings.

8. EMPLOYEE STOCK PLANS
The Home Depot, Inc. Amended and Restated 2005 Omnibus Stock Incentive Plan ("2005 Plan") and The Home Depot, Inc. 1997 Omnibus Stock Incentive Plan ("1997 Plan" and collectively with the 2005 Plan, the "Plans") provide that incentive and non-qualified stock options, stock appreciation rights, restricted stock, performance shares, performance units and deferred shares may be issued to selected associates, officers and directors of the Company. Under the 2005 Plan, the maximum number of shares of the Company’s common stock authorized for issuance is 255 million shares, with any award other than a stock option or stock appreciation right reducing the number of shares available for issuance by 2.11 shares. As of February 1, 2015, there were 141 million shares available for future grants under the 2005 Plan. No additional equity awards could be issued from the 1997 Plan after the adoption of the 2005 Plan on May 26, 2005.
Under the terms of the Plans, incentive stock options and non-qualified stock options must have an exercise price at or above the fair market value of the Company’s stock on the date of the grant. Typically, incentive stock options and non-qualified stock options vest at the rate of 25% per year commencing on the first or second anniversary date of the grant and expire on the tenth anniversary date of the grant. Additionally, certain stock options may become non-forfeitable upon the associate reaching age 60, provided the associate has had five years of continuous service. The Company recognized $23 million, $24 million and $23 million of stock-based compensation expense in fiscal 2014, 2013 and 2012, respectively, related to stock options.
Restrictions on the restricted stock issued under the Plans generally lapse according to one of the following schedules: (1) the restrictions on the restricted stock lapse over various periods up to five years, (2) the restrictions on 25% of the restricted stock lapse upon the third and sixth anniversaries of the date of issuance with the remaining 50% of the restricted stock lapsing upon the associate’s attainment of age 62, or (3) the restrictions on 25% of the restricted stock lapse upon the third and sixth anniversaries of the date of issuance with the remaining 50% of the restricted stock lapsing upon the earlier of the associate’s attainment of age 60 or the tenth anniversary of the grant date. The Company has also granted performance shares under the Plans, the payout of which is dependent on the Company’s performance against target average return on invested capital and operating profit over a three-year performance cycle. Additionally, certain awards may become non-forfeitable upon the associate's attainment of age 60, provided the associate has had five years of continuous service. The fair value of the restricted stock and performance shares is expensed over the period during which the restrictions lapse. The Company recorded stock-based compensation expense related to restricted stock and performance shares of $168 million, $171 million and $166 million in fiscal 2014, 2013 and 2012, respectively.
In fiscal 2014, 2013 and 2012, there were an aggregate of 206 thousand, 223 thousand and 313 thousand deferred shares, respectively, granted under the Plans. For associates, each deferred share entitles the individual to one share of common stock to be received up to five years after the grant date of the deferred shares, subject to certain deferral rights of the associate. Additionally, certain awards may become non-forfeitable upon the associate reaching age 60, provided the associate has had five years of continuous service. The Company recorded stock-based compensation expense related to deferred shares of $14 million, $14 million and $13 million in fiscal 2014, 2013 and 2012, respectively.
The Company maintains two Employee Stock Purchase Plans ("ESPPs") (U.S. and non-U.S. plans). The plan for U.S. associates is a tax-qualified plan under Section 423 of the Internal Revenue Code. The non-U.S. plan is not a Section 423 plan. As of February 1, 2015, there were 24 million shares available under the plan for U.S associates and 19 million shares available under the non-U.S. plan. The purchase price of shares under the ESPPs is equal to 85% of the stock’s fair market value on the last day of the purchase period, which is a six-month period ending on December 31 and June 30 of each year. During fiscal 2014, there were 1 million shares purchased under the ESPPs at an average price of $77.15. Under the outstanding ESPPs as of February 1, 2015, employees have contributed $15 million to purchase shares at 85% of the stock’s fair market value on the last day (June 30, 2015) of the current purchase period. The Company recognized $20 million, $19 million and $16 million of stock-based compensation expense in fiscal 2014, 2013 and 2012, respectively, related to the ESPPs.
In total, the Company recorded stock-based compensation expense, including the expense of stock options, restricted stock, performance shares, deferred shares and ESPP shares, of $225 million, $228 million and $218 million, in fiscal 2014, 2013 and 2012, respectively.

The following table summarizes stock options outstanding at February 1, 2015, February 2, 2014 and February 3, 2013, and changes during the fiscal years ended on these dates (shares in thousands):

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 29, 2012	33,170	$35.32
Granted	2,376	49.89
Exercised	(18,119)	38.24
Canceled	(810)	35.27
Outstanding at February 3, 2013	16,617	$34.23
Granted	1,704	69.91
Exercised	(4,240)	31.71
Canceled	(122)	43.80
Outstanding at February 2, 2014	13,959	$39.26
Granted	1,912	81.84
Exercised	(4,387)	32.41
Canceled	(439)	56.26
Outstanding at February 1, 2015	11,045	$48.68
The total intrinsic value of stock options exercised was $234 million, $181 million and $246 million in fiscal 2014, 2013 and 2012, respectively. As of February 1, 2015, there were approximately 11 million stock options outstanding with a weighted average remaining life of six years and an intrinsic value of $616 million. As of February 1, 2015, there were approximately 4 million stock options exercisable with a weighted average exercise price of $31.99, a weighted average remaining life of four years, and an intrinsic value of $292 million. As of February 1, 2015, there were approximately 9 million stock options vested or expected to ultimately vest. As of February 1, 2015, there was $39 million of unamortized stock-based compensation expense related to stock options, which is expected to be recognized over a weighted average period of two years.
The following table summarizes restricted stock and performance shares outstanding at February 1, 2015, February 2, 2014 and February 3, 2013, and changes during the fiscal years ended on these dates (shares in thousands):

	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding at January 29, 2012	15,741	$31.81
Granted	3,965	49.18
Restrictions lapsed	(5,295)	30.62
Canceled	(1,172)	35.29
Outstanding at February 3, 2013	13,239	$37.18
Granted	3,092	68.44
Restrictions lapsed	(5,048)	30.67
Canceled	(827)	46.53
Outstanding at February 2, 2014	10,456	$48.82
Granted	2,963	76.71
Restrictions lapsed	(4,119)	39.90
Canceled	(804)	59.55
Outstanding at February 1, 2015	8,496	$61.86
As of February 1, 2015, there was $297 million of unamortized stock-based compensation expense related to restricted stock and performance shares, which is expected to be recognized over a weighted average period of two years. The total fair value of restricted stock and performance shares vesting during fiscal 2014, 2013 and 2012 was $334 million, $353 million and $265 million, respectively.

9. EMPLOYEE BENEFIT PLANS
The Company maintains active defined contribution retirement plans for its employees (the "Benefit Plans"). All associates satisfying certain service requirements are eligible to participate in the Benefit Plans. The Company makes cash contributions each payroll period up to specified percentages of associates’ contributions as approved by the Board of Directors.
The Company also maintains a restoration plan to provide certain associates deferred compensation that they would have received under the Benefit Plans as a matching contribution if not for the maximum compensation limits under the Internal Revenue Code. The Company funds the restoration plan through contributions made to a grantor trust, which are then used to purchase shares of the Company’s common stock in the open market.
The Company’s contributions to the Benefit Plans and the restoration plan were $182 million, $184 million and $182 million for fiscal 2014, 2013 and 2012, respectively. At February 1, 2015, the Benefit Plans and the restoration plan held a total of 10 million shares of the Company’s common stock in trust for plan participants.
10. CHINA STORE CLOSINGS
In fiscal 2012, the Company closed its remaining seven big box stores in China. As a result of the closings, the Company recorded a total charge of $145 million, net of tax, in fiscal 2012. Inventory markdown costs of $10 million are included in Cost of Sales, and $135 million of costs related to the impairment of goodwill and other assets, lease terminations, severance and other charges are included in SG&A in the accompanying Consolidated Statements of Earnings.
11. DEBT GUARANTEE
In connection with the sale of HD Supply, Inc. on August 30, 2007, the Company guaranteed a $1.0 billion senior secured amortizing term loan of HD Supply, Inc. The original expiration date of the guarantee was August 30, 2012. In March 2010, the Company amended the guarantee to extend the expiration date to April 1, 2014. The fair value of the guarantee at August 30, 2007 was $16 million and was recorded as a liability of the Company in Other Long-Term Liabilities. The extension of the guarantee increased the fair value of the guarantee to $67 million, resulting in a $51 million charge to Interest and Other, net, for fiscal 2010. In April 2012, the term loan guarantee was terminated. As a result, the Company reversed its $67 million liability related to the guarantee, resulting in a $67 million pretax benefit to Interest and Other, net, for fiscal 2012.
12. FAIR VALUE MEASUREMENTS
The fair value of an asset is considered to be the price at which the asset could be sold in an orderly transaction between unrelated knowledgeable and willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, rather than the amount that would be paid to settle the liability with the creditor. Assets and liabilities recorded at fair value are measured using a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers are:

•	Level 1	–	Observable inputs that reflect quoted prices in active markets
•	Level 2	–	Inputs other than quoted prices in active markets that are either directly or indirectly observable
•	Level 3	–	Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions

Assets and Liabilities Measured at Fair Value on a Recurring Basis
The assets and liabilities of the Company that are measured at fair value on a recurring basis as of February 1, 2015 and February 2, 2014 were as follows (amounts in millions):

	Fair Value at February 1, 2015 Using			Fair Value at February 2, 2014 Using
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Derivative agreements - assets	$—	$124	$—	$—	$30	$—
Derivative agreements - liabilities	—	—	—	—	(10)	—
Total	$—	$124	$—	$—	$20	$—
The Company uses derivative financial instruments from time to time in the management of its interest rate exposure on long-term debt and its exposure on foreign currency fluctuations. The fair value of the Company’s derivative financial instruments was measured using level 2 inputs. The Company’s derivative agreements are discussed further in Note 5.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Long-lived assets, goodwill and other intangible assets were analyzed for impairment on a nonrecurring basis using fair value measurements with unobservable inputs (level 3). Impairment charges related to long-lived assets, goodwill and other intangible assets in fiscal 2014 and 2013 were not material, as further discussed in Note 1 under the captions "Impairment of Long-Lived Assets" and "Goodwill and Other Intangible Assets," respectively.
The aggregate fair value of the Company’s senior notes, based on quoted market prices, was $19.0 billion and $15.6 billion at February 1, 2015 and February 2, 2014, respectively, compared to a carrying value of $16.2 billion and $14.2 billion at February 1, 2015 and February 2, 2014, respectively.
13. BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES
The reconciliation of basic to diluted weighted average common shares for fiscal 2014, 2013 and 2012 was as follows (amounts in millions):

	Fiscal Year Ended
	February 1, 2015	February 2, 2014	February 3, 2013
Weighted average common shares	1,338	1,425	1,499
Effect of potentially dilutive securities:
Stock plans	8	9	12
Diluted weighted average common shares	1,346	1,434	1,511
Stock plans consist of shares granted under the Company’s employee stock plans as described in Note 8. Options to purchase 1 million, 1 million and 1 million shares of common stock at February 1, 2015, February 2, 2014 and February 3, 2013, respectively, were excluded from the computation of Diluted Earnings per Share because their effect would have been anti-dilutive.
14. COMMITMENTS AND CONTINGENCIES
At February 1, 2015, the Company was contingently liable for approximately $392 million under outstanding letters of credit and open accounts issued for certain business transactions, including insurance programs, trade contracts and construction contracts. The Company’s letters of credit are primarily performance-based and are not based on changes in variable components, a liability or an equity security of the other party.
In addition to the Data Breach described below, the Company is involved in litigation arising from the normal course of business. In management's opinion, this litigation is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or cash flows.
Data Breach
In the third quarter of fiscal 2014, the Company confirmed that its payment data systems were breached, which potentially impacted customers who used payment cards at self-checkout systems in the Company's U.S. and Canadian stores (the "Data Breach"). The Company's investigation to date has determined the intruder used a vendor’s user name and password to enter the perimeter of the Company’s network. The intruder then acquired elevated rights that allowed it to navigate portions of the Company’s systems and to deploy unique, custom-built malware on the Company’s self-checkout systems to access payment card information of customers who shopped at the Company's U.S. and Canadian stores between April 2014 and September 2014. The investigation of the Data Breach is ongoing, and the Company is supporting law enforcement efforts to identify the responsible parties.
Expenses Incurred and Amounts Accrued
In fiscal 2014, the Company recorded $63 million of pretax expenses related to the Data Breach, partially offset by $30 million of expected insurance proceeds for costs the Company believes are reimbursable and probable of recovery under its insurance coverage, for pretax net expenses of $33 million. These expenses are included in SG&A expenses in the accompanying Consolidated Statements of Earnings for fiscal 2014. Expenses include costs to investigate the Data Breach; provide identity protection services, including credit monitoring, to impacted customers; increase call center staffing; and pay legal and other professional services, all of which were expensed as incurred.
At February 1, 2015, accrued liabilities and insurance receivable related to the Data Breach consisted of the following (amounts in millions):

	Accrued Liabilities	Insurance Receivable
(Expenses incurred) insurance receivable recorded	$(63)	$30
Payments made (received)	51	(10)
Balance at February 1, 2015	$(12)	$20
Litigation, Claims and Government Investigations
In addition to the above expenses, the Company believes it is probable that the payment card networks will make claims against the Company. The ultimate amount of these claims will likely include amounts for incremental counterfeit fraud losses and non-ordinary course operating expenses (such as card reissuance costs) that the payment card networks assert they or their issuing banks have incurred. In order for the Company to have liability for such claims, the Company believes it would have to be determined, among other things, that (1) at the time of the Data Breach the portion of the Company’s network that handles payment card data was noncompliant with applicable data security standards, and (2) the alleged noncompliance caused at least some portion of the compromise of payment card data that occurred during the Data Breach. Although an independent third-party assessor found the portion of the Company’s network that handles payment card data to be compliant with applicable data security standards in the fall of 2013, and the process of obtaining such certification for 2014 was ongoing at the time of the Data Breach, in March 2015 the forensic investigator working on behalf of the payment card networks alleged that the Company was not in compliance with certain of those standards at the time of the Data Breach. As a result, the Company believes it is probable that the payment card networks will make claims against it and that the Company will dispute those claims. When those claims are asserted, the Company will have to determine, based on the facts and information then available to it, whether to litigate or seek to settle those claims. At this time, the Company believes that settlement negotiations will ensue and that it is probable that the Company will incur a loss in connection with those claims. The Company cannot reasonably estimate a range of losses because no claims have yet been asserted and because there are significant factual and legal issues to be resolved. The Company will continue to evaluate information as it becomes known and will record an estimate for losses at the time or times when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. The Company believes that the ultimate amount paid on payment card network claims could be material to the Company's consolidated financial condition, results of operations, or cash flows in future periods.
In addition, at least 57 actions have been filed in courts in the U.S. and Canada, and other claims may be asserted against the Company on behalf of customers, payment card brands, payment card issuing banks, shareholders or others seeking damages or other related relief, allegedly arising from the Data Breach. Furthermore, several state and federal agencies, including State Attorneys General, are investigating events related to the Data Breach, including how it occurred, its consequences and the Company's responses. The Company is cooperating in the governmental investigations, and the Company may be subject to fines or other obligations. While a loss from these matters is reasonably possible, the Company is not able to estimate the costs, or range of costs, related to these matters because the proceedings remain in the early stages, alleged damages have not been specified, there is uncertainty as to the likelihood of a class or classes being certified or the ultimate size of any class if certified, and there are significant factual and legal issues to be resolved. The Company has not concluded that a loss from these matters is probable; therefore, the Company has not recorded an accrual for litigation, claims and governmental investigations related to these matters in fiscal 2014. The Company will continue to evaluate information as it becomes known and will record an estimate for losses at the time or times when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. The Company believes that the ultimate amount paid on these actions, claims and investigations could be material to the Company’s consolidated financial condition, results of operations, or cash flows in future periods.
Future Costs
The Company expects to incur significant legal and other professional services expenses associated with the Data Breach in future periods. The Company will recognize these expenses as services are received. Costs related to the Data Breach that may be incurred in future periods may also include liabilities to payment card networks for reimbursements of credit card fraud and card reissuance costs; liabilities related to the Company’s private label credit card fraud and card reissuance costs; liabilities from current and future civil litigation, governmental investigations and enforcement proceedings; future expenses for legal, investigative and consulting fees; and incremental expenses and capital investments for remediation activities. The Company believes that the ultimate amount paid on these services and claims could be material to the Company’s consolidated financial condition, results of operations, or cash flows in future periods.
Insurance Coverage
The Company maintained $100 million of network security and privacy liability insurance coverage in fiscal 2014, above a $7.5 million deductible, to limit the Company's exposure to losses such as those related to the Data Breach. As of February 1, 2015, the Company had received an initial payment of $10 million of insurance reimbursements, and expects to receive additional payments. In fiscal 2015, the Company entered into a new policy, with $100 million of network security and privacy liability insurance coverage, above a $10 million deductible, to limit the Company's exposure to similar losses.
15. QUARTERLY FINANCIAL DATA (UNAUDITED)
The following is a summary of the quarterly consolidated results of operations for the fiscal years ended February 1, 2015 and February 2, 2014 (amounts in millions, except per share data):

	Net Sales	Gross Profit	Net Earnings	Basic Earnings per Share	Diluted Earnings per Share
Fiscal Year Ended February 1, 2015:
First Quarter	$19,687	$6,757	$1,379	$1.01	$1.00
Second Quarter	23,811	8,007	2,050	1.52	1.52
Third Quarter	20,516	7,043	1,537	1.16	1.15
Fourth Quarter	19,162	6,582	1,379	1.06	1.05
Fiscal Year	$83,176	$28,389	$6,345	$4.74	$4.71
Fiscal Year Ended February 2, 2014:
First Quarter	$19,124	$6,567	$1,226	$0.84	$0.83
Second Quarter	22,522	7,594	1,795	1.25	1.24
Third Quarter	19,470	6,682	1,351	0.96	0.95
Fourth Quarter	17,696	6,072	1,013	0.73	0.73
Fiscal Year	$78,812	$26,915	$5,385	$3.78	$3.76
Note: The quarterly data may not sum to fiscal year totals.